UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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EXXON MOBIL CORPORATION

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Exxon Mobil Corporation	Jeffrey J. Woodbury
5959 Las Colinas Boulevard	Vice President, Investor Relations
Irving, TX 75039-2298	and Secretary

May 19, 2017

Dear ExxonMobil Shareholders:

With the recent release of reports from proxy advisory firms, we would like to share our perspectives.

The Board’s position on all proposals is articulated in the 2017 Proxy Statement and substantiated by its governance processes and the many disclosures the corporation produces. It is important to highlight that while we generally agree with the underlying objectives of many of the shareholder proposals, we differ with proponents in the suggested approach. We remain committed to continue a proactive shareholder engagement process that we believe provides mutual benefits.

While we acknowledge the opinions of the proxy advisory firms, we disagree with the conclusions in their respective reports in a number of areas, including those addressed in this letter. Attached are further perspectives on two of the proposals in our Proxy: Item 3 – Advisory Vote to Approve Executive Compensation and Item 12 – Report on Impacts of Climate Change Policies that respond to the proxy advisory firms’ reports.

Thank you for your consideration and we look forward to the ongoing engagement.

Sincerely,

Proxy Item 3 – Advisory Vote to Approve Executive Compensation

We disagree with the assessment by Institutional Shareholder Services (ISS) regarding the performance basis of the ExxonMobil executive compensation program and how it integrates with the long-term orientation of our business model.

Specifically, we disagree with the basis of the ISS recommendation on Item 3 given that the ExxonMobil program and disclosure achieves the following:

1)	Places significant performance criteria at grant;

2)	Fully discloses all performance criteria;

3)	Applies a strong performance basis for determining the number of shares at grant;

4)	Relies on a TSR measure relevant to the oil and gas industry; and,

5)	CEO market orientation is at the 35th percentile.

Each of these items are described in more detail below.

1.	Performance criteria at grant:

The ISS analysis suggests that applying performance criteria at vest is a preferred basis on which to design a long-term executive incentive program. However, we believe this methodology results in incentive programs that are too short-term oriented for our business model and do not align with the experience of long-term shareholders.

Specifically, performance criteria at grant (versus vest) is a key design feature of our program that enables the combination of strong alignment between performance and pay, and vesting periods that are three times longer than other companies. The basis for this feature is that incentive programs in which performance criteria apply to the vest date (versus grant) require greater line of sight to construct realistic and achievable targets. This in turn results in the need for shorter vesting and performance periods. This outcome is further reinforced by the fact that when companies apply criteria at vest, the vast majority limit the performance and vesting period to three years for long-term incentive awards, including companies in the oil and gas industry.

However, three years is an unrealistic performance and vesting time period in our business model. The ExxonMobil compensation program is designed to support superior and sustainable performance over very long investment horizons - 10, 20 years or longer - that characterize this business. Given the capital-intensive nature and long-term orientation of our business model, the Compensation Committee believes the application of short-term formulas to the long-term incentive award program would undermine the business model and create misalignment with the interests of long-term shareholders.

The current downturn in the commodity price cycle provides an important illustration of the significant implications of the shorter-term method applied through the ISS model, particularly in an industry with significant exposure to volatile commodity prices. Chart 15 on page 34 of the Compensation Discussion and Analysis (CD&A) illustrates how the longer vesting periods at ExxonMobil require executives to hold a far greater percentage of share grants through the commodity downcycle than peers at other companies (84% versus 19%).

In effect, this outcome puts ExxonMobil executives in the same shoes as long-term shareholders who experienced the same recent downturn in the commodity price cycle.

Finally, under the ExxonMobil program, the value of shares at vest is determined by share price. This is the ultimate measure of performance in the eyes of shareholders, particularly when considered over long periods of time that match the investment lead times of the business. This approach ensures that executives remain accountable today and in the future for capital investments made 8 to 10 years earlier.

The following illustration is shown on page 32 of the CD&A to provide a summary of how these elements of the compensation program are sequenced and integrated to create a strong performance-based program that is fully aligned with the interests of long-term shareholders.

Performance Share Program

The following design principles result in a performance and risk profile aligned with the experience of long-term shareholders:

1.	Performance award matrix determined by annual benchmarking (chart 8, page 31 )

2.	Number of performance shares at grant determined by 7 pre-established performance areas and metrics

3.	Value of performance shares at vest determined by share price at vest

4.	Time between grant and vest aligns with investment lead times of the business

2.	Full disclosure of performance criteria:

The ISS analysis also suggests that the performance criteria at grant is not meaningfully disclosed. However, this is not correct. The CD&A specifically states that industry-leading performance across companies within the oil and gas industry of comparable scale and complexity and over investment lead times of the business is required in seven pre-established performance areas and metrics to achieve a top quintile award (CD&A, pages 27, 28, 30, 31, 38 and 40). The results of these performance criteria are disclosed in detail on pages 28 to 29 of the CD&A and clearly demonstrate the Company’s leadership over the investment lead times of the business, which is typically 8 to 10 years. While the performance areas and metrics are not assigned a specific weight, safety performance and return on average capital employed (ROCE) are given the highest priority (CD&A, page 40). We also disclose that outstanding performance in one area will not cancel out poor performance in another (CD&A, page 40).

3.	Strong performance basis for determining the number of shares at grant:

Regarding the ISS concern that the number of shares at grant have not changed for the CEO in the recent past, the performance award matrix on page 31 of the CD&A emphasizes a share-denominated strategy, which means that grant levels will be the same year over year for a given performance quintile and pay grade, balanced against results from annual benchmarking. This approach is intended to avoid situations where more shares are added when stock prices are low and vice versa. The current stage of the commodity price cycle in the industry provides an opportunity to contrast this methodology with other programs in which shares and options have been increased to address the decline in the value of prior grants.

4.	TSR measure relevant to the oil and gas industry:

One of the seven pre-established performance metrics on which the ExxonMobil program is based is TSR relative to industry peers. However, the ISS model relies on relative 3-year TSR versus companies across multiple industries. This cross-industry TSR comparison does not recognize the counter-cyclical aspects of different industries, particularly when those industries are affected in substantially different ways by changes in commodity prices. We would expect that ISS consider the impact of commodity prices in the upcycle when TSR is outperforming other industries, and the same should be true in the current downcycle.

5.	CEO market orientation is at the 35th percentile:

Since the ISS model relies on short-term TSR of other industries, the analysis should give weight to the actual level of compensation versus those of other industries. Specifically, ISS asserts that ExxonMobil’s CEO compensation is in the top quartile, while TSR is below the median of these cross-industry companies. This conclusion is based on compensation as reported in the Summary Compensation Table, which serves an important purpose, but is not the optimal method for comparing the actual full value of compensation across different companies and industries.

More specifically, we believe an analysis on the basis of data in the Summary Compensation Table does not capture the combined value of all compensation actually realized and paid out and the market value of unrealized (unvested or unexercised) compensation granted. When considering the full value of combined realized and unrealized compensation, as demonstrated in the CD&A, chart 14, page 33, the market orientation falls to the 43rd percentile (or 35th percentile if including 2016 compensation per the April 21, 2017 Supplemental Disclosure, chart 14, page 1). In our opinion, this analysis is more complete as it captures the current value of all compensation both paid and granted during the CEO’s time in position. The time period is particularly relevant given the long-term vesting requirements of the equity program.

Finally, ISS asserts that shareholders should question why the CEO’s bonus decreased 30 percent while the number of shares underlying the long-term award remained the same, when the proxy indicates that both are based on performance against the same seven metrics. However, this analysis implies that the short-term program should yield the same results as the long-term program. In addition, it does not capture the different inputs for the short-term versus the long-term incentive programs.

For the bonus program, the size of the annual bonus pool is determined by a formula, aligned with the change in annual earnings (CD&A, page 32). Award levels for all quintiles were reduced by 30 percent as a result of the change in earnings from 2016 versus 2015, following a 35-percent reduction in 2015. Eligibility for a top quintile award was then determined by our industry-leading performance as described on pages 28 to 29 of our CD&A.

For the long-term incentive program, award levels at each quintile and pay grade were determined as described in section 3 above, then eligibility for a top quintile award was determined by industry-leading performance as described on pages 28 to 29 of the CD&A.

As you can see on page 32 of the CD&A, short-term earnings performance is a key factor in determining the size of short-term annual bonuses. However, by design, this is not an ingredient in the long-term award program which comprises over 70 percent of the CEO’s total compensation.

In summary, given our high performance standards and unprecedented long stock holding periods, the Compensation Committee believes that the current ExxonMobil executive compensation program still best serves the long-term interests of shareholders and is strongly integrated with ExxonMobil’s business model.

ExxonMobil’s success requires a strong culture of performance, a long-term orientation, and constancy of purpose among senior executives, all of which are reinforced by the design of our compensation program.

For the reasons cited above, we request that you consider this information and vote FOR Item 3 – Advisory Vote to Approve Executive Compensation.

Please read this supplemental information together with the complete Executive Compensation Overview and the more detailed information included in the Compensation Discussion & Analysis, compensation tables, and narrative on pages 26 through 52 of ExxonMobil’s 2017 Proxy Statement before you cast your vote on Management Resolution Item 3 – Advisory Vote to Approve Executive Compensation.

Proxy Item 12 – Report on Impacts of Climate Change Policies

In their recently released reports, the Institutional Shareholder Services (ISS) and Glass Lewis analyses fail to recognize that ExxonMobil has addressed a 2-degree Celsius scenario in its disclosures, a fact that we believe is important for shareholders to consider when voting on this proposal.

ExxonMobil addresses the 2-degree Celsius scenario (IEA 450 scenario) in its 2014 Energy and Carbon – Managing the Risk report. ISS highlights this report on pages 40-41 of its analysis, and Glass Lewis notes it on page 43 of its revised analysis, but both omit what ExxonMobil summarizes on page 11-12 of its report under the heading “Even in a ‘low carbon scenario’, hydrocarbon energy sources are still needed.” That section addresses the IEA-derived scenario on page 11, entitled “All Scenarios Require Ongoing Development” and comments that:

“The IEA in its World Energy Outlook 2013 examined production of liquids from currently-producing fields, in the absence of additional investment, versus liquids demand, for both their lead ‘New Policies Scenario’ and for a ‘450 Scenario.’ As shown in the chart above, in both scenarios, there remains significant liquids demand through 2035, and there is a need for ongoing development and investment. Without ongoing investment, liquids demand will not be met, leaving the world short of oil. (emphasis ours)

Also, after numerous engagements with our shareholders since the release of the Energy and Carbon – Managing the Risk report, including with the proponents of the Item 12 proposal, ExxonMobil developed the 2016 Energy & Carbon Summary (ECS), which formed part of our proxy materials this year. In the ECS, we reiterate the 2-degree Celsius scenario (IEA 450 scenario), using an independent assessment of future liquids supply. This IEA 2-degree Celsius scenario is detailed on page 2, noting in relevant part that:

“Meeting the IEA [2-degree Scenario]…requires the industry to supply approximately 800 billion barrels of oil over the period 2016 to 2040 and thus requires substantial investment. Based on IEA estimates, between $11 trillion to $18 trillion in upstream oil and gas investments are needed over the period 2016 to 2040 with most dollars being deployed to offset natural decline. ExxonMobil currently contributes less than 3 percent of global production. We remain well positioned to support additional development required to meet demand as a result of our diverse resource base, superior project execution capabilities, and industry-leading long-term returns on capital employed. We expect all hydrocarbons in our proved reserves to ultimately be produced and not be ‘stranded’.” (emphasis ours)

In other words, ExxonMobil has addressed the 2-degree Celsius scenario in its disclosures, which is one of the reasons for the Board’s position on the issue. Contrary to the conclusion on page 45 of ISS’ analysis, ExxonMobil has considered the impact of this 2-degree Celsius scenario on the “demand for the company’s products,” concluding that even in this scenario, that the world will continue to require significant quantities of hydrocarbons for which ExxonMobil is well situated to compete. This conclusion is consistent with the conclusions reached by many other companies and independent experts.

It has been suggested that a more thorough assessment of impacts is required. In response, we have detailed the following in the ECS:

•	Substantial upstream oil and gas investment will be require through 2040 even assuming a 2-degree Celsius scenario

•	ExxonMobil annually assesses implications to energy supply and demand in our Energy Outlook, including anticipated policy and technology developments

•	ExxonMobil’s proved reserves, which are governed by SEC rules and reported annually in detail in our 10-K, are anticipated to ultimately be produced and not be “stranded”

•	In our ECS on page 3, we have detailed our development and investment planning processes to assess future investment of additional resources to achieve return expectations, given the many economic variables that can affect the results and determine commercial viability

We believe our extensive disclosures address the 2-degree Celsius scenario and provide meaningful information to shareholders on our processes that help to ensure the resiliency of our portfolio and investments, irrespective of the many different scenarios that one may consider. Also, as noted in our ECS, ExxonMobil addresses the risk of climate through four key focus areas:

•	We mitigate greenhouse gas emissions in our operations, including investments since 2000 of nearly $7 billion on emissions-reduction technology;

•	We deliver solutions that help our customers reduce their own emissions and improve their energy efficiency;

•	We support research that can change the way we produce and use energy, and assist society in transitioning to lower carbon intensity solutions; and

•	We participate in constructive dialogue on policy options for society to address the dual challenge of meeting the world’s growing energy needs while also addressing the risks posed by climate change.

For these reasons and those stated in our Proxy Statement, we recommend AGAINST Item 12 – Report on Impacts of Climate Change Policies. The corporation will continue its proactive engagement with shareholders on this important matter.